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Exhibit 11

                 Statement re: Computation of Per Share Earnings

The reconciliation of the numerators and the denominators of the basic and diluted per share computations for the years ended December 31, are as follows:

Reconciliation of EPS
                                        2004                                 2003                                2002
                       ------------------------------------ -----------------------------------   ---------------------------------
                                       Weighted      Per                   Weighted     Per                     Weighted      Per
                            Net        Average      Share       Net        Average     Share         Net        Average      Share
                          Income       Shares       Amount    Income       Shares      Amount       Income      Shares       Amount
                       -----------   ----------   --------- ----------   ----------   ---------   ----------   ----------   --------
Basic earnings per
 common share
---------------
Net income
 available to
 common stockholders   $ 2,274,578    1,425,909   $    1.60 $1,520,373    1,407,999   $    1.08   $1,180,308    1,400,592   $   0.84
                                                  =========                           =========                             ========

  Effect of
dilutive shares
---------------
  Weighted average
    shares, if
    converted                            55,349                              59,617                                54,831
                                     ----------                          ----------                            ----------

Diluted earnings per
  common share
---------------
Net income
 available to
 common stockholders   $ 2,274,578    1,481,258   $    1.54 $1,520,373    1,467,616   $    1.04   $1,180,308    1,455,423   $   0.81
                       ===========   ==========   ========= ==========   ==========   =========   ==========   ==========   ========
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